EXHIBIT 10.8

                               PURCHASE AGREEMENT

         THIS AGREEMENT, dated as of the 23rd day of October, 1997 by and between Bernhard Schneidt ("Schneidt") and Dr. Rainer Schrader ("Schrader") (Schneidt and Schrader collectively hereinafter "Sellers") and Applied Biometrics, Inc., a Minnesota corporation (hereinafter "Purchaser").

                               W I T N E S S E T H

         WHEREAS, Sellers desire to sell and Purchaser desires to purchase the technology, know-how and personal property comprising the "Intellectual Property" (United States and foreign patents, utility models, patent applications, as well as any divisions, continuations and continuations in part thereof, copyrights, trademarks, trade secrets, know-how and all other assets and intellectual property rights relating thereto), inventory, raw materials, work-in-process and supporting assets relating to the "Vessel/Septal Occluder Devices" invented by Sellers, all as described in Exhibit A attached hereto and made a part hereof (collectively the "Assets"), in which Sellers own all right, title and interest.

         NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained and other good consideration, the receipt and sufficiency which are hereby acknowledged, the parties hereto agree as follows:

                                    ARTICLE 1
                                PURCHASE AND SALE

         1.1 Subject to the terms and conditions hereof, Purchaser will purchase and Sellers will sell, transfer, assign and convey to Purchaser all right, title and interest in the Assets on the closing date (as specified in Article 11 of this Agreement and hereinafter called the "Closing").

                                    ARTICLE 2
                           OBLIGATIONS AND LIABILITIES
                                NOT TO BE ASSUMED

         2.1 It is understood and agreed that Purchaser is not assuming, undertaking or responsible for any debts, liabilities, undertakings, contracts or obligations of Sellers of any nature or kind.

         2.2 Sellers covenant and agree to indemnify, hold harmless and defend Purchaser, its directors, officers, employees and agents, from any and all claims, suits, losses, obligations, fines, fees, liabilities and expenses (including reasonable attorneys' fees) incurred by Purchaser arising from the development, manufacture, sale, ownership or use of the Assets or the operation of the business of Implantate on or prior to the Closing.


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                                    ARTICLE 3
                                 PURCHASE PRICE

         The purchase price for the Assets shall be as described below, subject to adjustment as provided in Article 3.3 hereof, and shall be payable as follows:

         3.1 A total "Base" of 80,000 shares of "Common Stock" of Purchaser will be issued to Sellers at the Closing and apportioned according to their instructions. To the extent that the market value of the Common Stock is less than $480,000 U.S. as of the effective date of the registration statement filed by Purchaser with the Securities and Exchange Commission ("SEC") covering the Common Stock and further described in Article 7 of this Agreement, Purchaser will issue to Sellers either cash or that number of additional shares of Common Stock having an aggregate market value sufficient to total $480,000 U.S. when added to the aggregate market value on the effective date of the Base number of shares.

         3.2 Additional cash consideration equal to 3% of the net sales price of the individual and actual sales of Vessel/Septal Occluder Devices (or the actual value thereof if sold in conjunction with other products, instruments or devices), payable on a quarterly basis commencing on December 31, 1997 and continuing for a period of six (6) years thereafter and payable one-half to Schneidt and one-half to Schrader.

         3.3 Sellers shall pay all income, capital gains, sales, use, value added, registration and/or transfer taxes incurred or assessed against Sellers as a result of the transactions contemplated by this Agreement. Any such taxes not paid by Sellers and asserted against Purchaser, or any liabilities visited on Purchaser for products liability, environmental, governmental regulatory claims or other claims arising out of the Assets or the business of Implantate concerning facts or circumstances arising before the Closing, may be recovered directly by Purchaser from Sellers or, at the option of Purchaser, set off against the deferred consideration payable by Purchaser to Sellers under Article
3.2 of this Agreement.

                                    ARTICLE 4
                                   CONVEYANCE

         4.1 The Assets will be conveyed to Purchaser by delivery by Sellers at the Closing of an instrument of transfer. Sellers agree to provide to Purchaser any additional evidence of conveyance which Purchaser reasonably requests.

                                    ARTICLE 5
              AGREEMENTS, REPRESENTATIONS AND WARRANTIES OF SELLERS

         5.1 Sellers hereby jointly and severally specifically represent, warrant and agree as follows:

                a. Sellers are the sole and exclusive owners of the Assets and have full power and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby.

                b. Sellers have good and marketable title to the Assets, free and clear of all liens, pledges, claims, conditional sales contracts, agreements or encumbrances of whatever kind, except as specifically described in Exhibit B as attached hereto and made a part hereof.

                c. No statute, rule or regulation or order of any court, tribunal or governmental unit prohibits Sellers from consummating the transactions contemplated hereby and no consent, authorization, order or approval of or filing or registration with any governmental body, agency, official or authority, and no material consent or authorization from any other entity or person, is required for the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement.

                d. As applicable, the Assets shall be in working condition at the Closing, ordinary wear and tear expected.

                e. This Agreement has been duly and validly executed and delivered by Sellers and constitutes their legal, valid and binding obligation, enforceable against them jointly and severally in accordance with its terms.

                f. The execution, delivery and performance by Sellers of this Agreement do not and will not constitute a material default under any provision of applicable law or regulation; the constitutional documents of Implantate; or any agreement or court or government order affecting Sellers or any Seller.

                g. Sellers own all right, title and interest in the Intellectual Property comprising part of the Assets set forth in Exhibit A.

                h. Sellers have disclosed to Purchaser all material facts of which they have knowledge which bear on the validity or enforceability of any trademarks, copyrights, patents, and patent applications included as Intellectual Property in the Assets. Sellers shall have furnished to Purchaser and permitted Purchaser and its patent counsel to review all the materials regarding the prosecution of patent applications and correspondence and materials related to any past, pending or threatened interference actions or other similar actions.

                i. Sellers have taken all reasonable steps to maintain their interest in the Intellectual Property and to protect their interest from infringements by third parties.

                j. None of the features, components or configurations (whether developed or under development) of the Intellectual Property infringe, nor has any claim been made that they may infringe, the intellectual property rights of any other party.

                k. There is no action, suit or proceeding in any court or before any arbitrator or governmental body, agency or official pending or, to Sellers' knowledge, threatened against Sellers in connection with the conduct of the business of Implantate or Sellers' development, manufacture, sale, ownership or use of the Assets.

                l. The execution, delivery and performance by Sellers of this Agreement and the consummation by Sellers of the transactions contemplated by this Agreement require no amendment of any agreement to which Sellers are party.

                m. The inventory (finished goods, work-in-process, raw materials, parts and supplies) are in good and merchantable condition, and suitable and usable for the purposes for which intended or salable in the ordinary course of business within eighteen (18) months from the date of this Agreement.

                n. Sellers are acquiring the Purchaser's shares of Common Stock for investment for their own account and not with a view to, or for resale in connection with, any distribution thereof. Each of the Sellers understands that the shares to be acquired have not been registered under the Securities Act of 1933, as amended, (the "Act") by reason of a specific exemption from the registration provisions of the Act which depends upon, among other things, the bona fide nature of the investment intent expressed herein.

                o. Each of the Sellers acknowledges that the shares of Common Stock must be held indefinitely unless subsequently registered under the Act as provided in Article 7 below or an exemption from such registration is available. Each of the Sellers is aware of the provisions of Rule 144 promulgated under the Act which permit limited resale of securities purchased in a private placement subject to the satisfaction of certain conditions.

                p. All negotiations on the part of Sellers and Purchaser relative to this Agreement and the transactions contemplated hereby have been carried on by Sellers directly with Purchaser and there are no brokers or agents representing Sellers or Purchaser with regard to the sale and purchase herein contemplated; and any fees for services -- legal, accounting, or otherwise -- incurred by Sellers in connection with, shall be their sole obligation.



                                    ARTICLE 6
             AGREEMENTS, REPRESENTATIONS AND WARRANTIES OF PURCHASER

         6.1 Purchaser hereby represents and warrants as follows:

                a. Purchaser is a corporation duly organized and existing in good standing under the laws of the State of Minnesota.

                b. The execution and performance of this Agreement by Purchaser has been duly authorized by the board of directors of Purchaser. Neither the execution nor delivery of this Agreement by Purchaser nor its performance by Purchaser will result in the breach of any term or provision of, or constitute a default under, any note, indenture, mortgage, deed or trust or other agreement to which Purchaser is a party.

                c. All negotiations on the part of Purchaser relative to this Agreement and the transactions contemplated hereby have been carried on by Purchaser directly with Sellers and there are no brokers or agents representing Purchaser with regard to the sale and purchase herein contemplated; and any fees for services -- legal, accounting, or otherwise -- incurred by Purchaser in connection herewith, shall be the sole obligation of Purchaser.

                                    ARTICLE 7
                                  REGISTRATION

         7.1 Purchaser agrees to file, as soon as possible following the date of the Closing, a registration statement with the Securities and Exchange Commission ("SEC") covering the shares issued to Sellers pursuant to this Agreement and to use its reasonable best efforts to file all documents and to take all other reasonable steps in order to have such registration declared effective within approximately sixty (60) days of the Closing. Purchaser further agrees that once the registration statement has been declared effective it will file post-effective amendments to such registration statement as are necessary to cause such registration statement to remain effective for a period of twenty-four (24) months, commencing on the effective date of the registration statement.

         7.2 Any registration statement filed by Purchaser shall be required to cover only the sale by Sellers in varying amounts, at prices then prevailing on Nasdaq.

         7.3 Purchaser shall not be obligated to file any registration statement if it shall have delivered to Sellers proposing to sell shares delivered pursuant to this Agreement an opinion of its counsel to the effect that the shares delivered pursuant to this Agreement may lawfully be sold to the public without registration under the Act and has delivered to its transfer agent instructions to register the transfer of any of the Purchaser's shares sold in reliance on such opinion.

                                    ARTICLE 8
                       CONDUCT OF BUSINESS PENDING CLOSING

         8.1 Sellers and Purchaser agree that during the period (hereinafter the "Interim Period") from and after the date hereof to the Closing date (except as otherwise consented or approved by Purchaser in writing), the current business of sales of Vessel/Septal Occluder Devices shall continue to be conducted by the Sellers, and during the Interim Period, Sellers covenant and agree that Sellers will continue to conduct the business diligently and only in the ordinary course, and will not take any action which will cause any change in the Assets, other than changes in the ordinary course of business. Without limitation of the foregoing, Sellers hereby specifically agree that without prior written consent of Purchaser:

                a. No mortgage or pledge or assignment of any of the Assets, or any other disposition of any such Assets, otherwise that in the ordinary course of business, shall be made.

                b. No capital expenditures, other than ordinary repairs or maintenance, will be initiated by Sellers with respect to the Assets.

                                    ARTICLE 9
                      CONDITIONS TO PURCHASER'S OBLIGATIONS

         The obligations of Purchaser to consummate the purchase of the Assets under and transactions contemplated by this Agreement shall be subject to and conditioned upon the satisfaction (or waiver by Purchaser in writing) of all of the following conditions on or prior to the Closing, and Sellers shall in good faith exert their best efforts to ensure that each and every such condition is fulfilled:

         9.1 Sellers shall have performed and complied with all of its agreements and covenants contained herein to be performed at or prior to the Closing and the representations and warranties of Sellers contained herein shall be true on and as of the Closing.

         9.2 No statute, rule or regulation or order of any court or governmental body shall be in effect which prohibits Sellers or Purchaser from consummating all of the material transactions contemplated hereby.

         9.3 Purchaser shall be satisfied with the results of its due diligence investigation conducted between the date of this Agreement and the Closing.

         9.4 There will have been no material adverse change in the Assets, and there will have been no material casualty or other loss or damage to the Assets whether or not covered by insurance and there shall not have come to the attention of Sellers or any officer of Implantate any event which may materially adversely affect the Assets or Purchaser's rights with respect thereto.

         9.5 Sellers shall have each entered into legally enforceable consulting and non-compete agreements with Purchaser as described in Exhibit C attached hereto and made a part hereof.

                                   ARTICLE 10
                  SURVIVAL OF REPRESENTATIONS, INDEMNIFICATION
                               AND RELATED MATTERS

         10.1 All representations, warranties, agreements, covenants and obligations herein shall survive the execution and delivery of this Agreement and the Closing and the consummation of the transactions contemplated hereby.

         10.2 Sellers jointly and severally, agree to indemnify and hold Purchaser harmless from and against any and all liabilities, claims, causes of action, losses, suits, fines, damages, deficiencies, or expenses (including reasonable attorneys' fees) (collectively "Damages") which Purchaser or its affiliates may suffer or incur arising from or related to:

                a. Any misrepresentation, breach or material inaccuracy of any representations, warranties, covenants or agreements of Sellers contained in this Agreement.

                b.   The liabilities of Implantate Gmbh.

                c. The operation of Implantate Gmbh or the development, manufacture, sale, ownership and use of the Assets by Sellers on or prior to the Closing.

                d. Any and all claims incurred by Purchaser which undermine or frustrate its ability to own or use the Intellectual Property, including claims of invalidity, prior use or infringement whether now existing or hereafter arising.

                                   ARTICLE 11
                                     CLOSING

         11.1 Unless the Closing date is changed as provided herein, the Closing shall take place in November, 1997 (the "Closing") at Gent, Belgium at such other hour or at such other place as the parties may agree; and possession or assumption of the Assets, as appropriate, shall be deemed to take place at the conclusion of the Closing. Sellers and Purchaser agree that the date of the Closing set forth above may be changed by mutual agreement between the parties.

         11.2 At the Closing, Sellers shall deliver such assignments, instruments of transfer, and other documents and instruments as may be necessary or convenient to transfer, assign and convey the Assets to the Purchaser. At the Closing, Purchaser shall pay and agree to pay to Sellers the purchase price as outlined in Article 3 above and shall execute such other instruments as may be reasonably requested by Sellers to evidence Purchaser's covenants and agreements as set forth in this Agreement.

         11.3 Risk of loss, destruction or damage of any of the Assets sold, transferred, assigned and conveyed hereunder shall pass to Purchaser as of the later of Closing or the date Purchaser acquires possession of the Assets.

                                   ARTICLE 12
                                     ACCESS

         12.1 Sellers covenant and agree that during the Interim Period, Purchaser and its representatives shall have full access during normal business hours to the records of Sellers pertaining to the Assets, and Sellers will furnish to Purchaser all information, documents and records reasonably requested by Purchaser pertaining to such Assets.

                                   ARTICLE 13
                  ADDITIONAL INSTRUMENTS AND FURTHER ASSURANCES

         13.1 Sellers agree, from time to time, upon the request of Purchaser, to execute and deliver to Purchaser such instruments of sale, transfer, assignment and conveyance, and to take such other action as Purchaser may reasonably require, to more effectively vest ownership in Purchaser and to put Purchaser in possession of the Assets.

         13.2 Purchaser agrees, from time to time, to execute and deliver to Sellers such additional instruments and to take such additional actions as Sellers may reasonably request to evidence the covenants and agreements of Purchaser under this Agreement.

         13.3 Sellers agree to cooperate in the prosecution of any and all existing and future U.S. and foreign patent applications to insure that the applications reflect, to the best of their knowledge, all items of commercial and technical interest and importance.

                                   ARTICLE 14
                               PATENT INFRINGEMENT

         14.1 Upon learning of the infringement of the Intellectual Property by a third party, Purchaser may at its own expense and sole discretion take whatever steps, if any, it determines to be necessary to stop the infringement and recover damages. Sellers agree to provide all reasonable assistance necessary to prosecute and/or settle any such lawsuit or claim including, if requested by Purchaser, joining with Purchaser as a party to any action brought by Purchaser for such purpose and/or executing all pleadings, documents and other papers necessary or appropriate in conjunction therewith. Purchaser shall have full control over any action taken including, without limitation, the right to settle on any terms it deems advisable in its discretion, to appeal any adverse decision rendered in any court, to discontinue any action taken by it, and to otherwise make any decision in respect thereto that Purchaser in its discretion deems advisable. Purchaser shall receive the full benefits of any action it takes pursuant to this Article 14, including retaining all sums recovered in any such suit or in settlement thereof after paying Sellers any additional consideration to the extent required under Article 3.2 of this Agreement which shall be calculated from the amount of net sales, if any, asserted by Purchaser to support any award of compensatory damages (as opposed to punitive or other damages) and adjusted to reflect the actual amount of compensatory damages recovered.

         14.2 Purchaser shall give Sellers prompt notice of each claim or allegation received by it that the use or sale of the Intellectual Property constitutes a significant infringement of a third-party patent or patents. Purchaser shall have full control over any action taken including, without limitation, the right to settle on any terms it deems advisable in its discretion, to appeal any adverse decision rendered in any court and to otherwise make any decision in respect thereto that in its discretion Purchaser deems advisable. Sellers agree to cooperate with Purchaser in any reasonable manner deemed by Purchaser to be necessary in defending any such claim or allegation. Upon receiving written notice by any third party that Purchaser's use or sale of the Intellectual Property constitutes a significant infringement of a third-party patent or patents, Purchaser may hold any additional consideration owed Sellers from net sales under Article 3.2 of this Agreement, if any, in escrow pending the resolution of any such action, claim or allegation. Purchaser shall have the right to reduce or set off any amounts owing Sellers under Article 3.2 of this Agreement against any amounts Purchaser is obligated to pay any third party.

                                   ARTICLE 15
                                   TERMINATION

         15.1 This Agreement may be terminated and the transactions contemplated herein abandoned by either party on or at any time prior to the Closing by notice to the other party given in a manner provided in this Agreement only upon the happening of one or more of the following events:

                 a. If any party fails to observe or perform in a timely manner any of the covenants and agreements contained herein and fails to cure the same within a period of ten
                      (10) days after notice and the other party declares a default;

                 b. If any actual investigation, action or proceeding, or notice of probable investigation, action or proceeding, by or before any court or any other governmental body, seeking to restrain, prohibit, or invalidate the transactions contemplated by this Agreement or which might affect the right of Purchaser to develop, manufacture, sell, own, use, market or control the Assets, shall have been commenced against either party;

                 c. If Purchaser's due diligence uncovers material problems with the title to or condition of the Assets or Purchaser's ability to own and operate the Assets; or

                 d.   By mutual written consent of the Purchaser and Sellers;

                      PROVIDED, HOWEVER, the option to declare a default and to terminate as set forth in Subparagraph (a) above shall be deemed to be an additional right of the party having the power to exercise it and shall not relieve the other party from the obligation to perform the provisions of this Agreement or preclude an action for specific performance of the provisions of this Agreement by the party having the power to exercise the option.


                                   ARTICLE 16
                                   ASSIGNMENT

         16.1 This Agreement may not be assigned by any party hereto without the written consent of the other parties.

                                   ARTICLE 17
                                ENTIRE AGREEMENT

         17.1 This Agreement embodies the entire understanding between Sellers and Purchaser and shall supersede all prior understandings relating to the subject matter hereof; and it cannot be amended, altered, enlarged, supplemented, abridged, modified, or any provisions waived except by a writing duly signed by the party affected.

                                   ARTICLE 18
                                     NOTICES

         18.1 All notices, requests, demands, replies and other communications hereunder shall be in writing, signed by the party giving notice and shall be deemed to have been duly given if mailed by certified or registered mail with postage prepaid:

         (a)     If to Purchaser, to:       Joseph A. Marino, President
                                            Applied Biometrics, Inc.
                                            501 East Highway 13
                                            Burnsville, MN 55337

                 with a copy to:            Patrick Delaney, Esq.
                                            Lindquist & Vennum P.L.L.P.
                                            4200 IDS Center
                                            80 South 8th Street
                                            Minneapolis, MN 55402

         (b)     If to Sellers, to          Mr. Bernhard Schneidt
                                             and Dr. Rainer Schrader
                                            Schneidt Implantate Gmbh
                                            Alter Graben 7
                                            D-63571 Gelnhausen
                                            Germany

         (c) To such other person and place as Sellers or Purchaser shall respectively designate in the foregoing manner to the other party.

                                   ARTICLE 19
                                  COUNTERPARTS

         19.1 This Agreement may be executed in several counterparts, in both German and English each of which shall be deemed to be an original, but all of which shall constitute one and the same instrument. The English language version of the Agreement shall govern.

                                   ARTICLE 20
                                  SEVERABILITY

         20.1 If any one or more covenants or agreements provided in this Agreement should be held contrary to law or declared unenforceable by a tribunal of competent jurisdiction, then such covenant or covenants, agreement or agreements shall be null and void and shall in no way affect the validity of the other provisions of this Agreement, which shall otherwise remain fully effective and enforceable.

                                   ARTICLE 21
                             AMENDMENTS AND WAIVERS

         21.1 No amendment or waiver of any provision of this document or any related document shall be effective unless such amendment or waiver is in writing and signed by Purchaser, and such amendment or waiver shall be effective only in the specific instance and for the specific purpose for which it was given.

                                   ARTICLE 22
                                    REMEDIES

         22.1 The election by any party of any particular right or remedy shall not be deemed to exclude any other right or remedy and all rights and remedies of the parties shall be cumulative. The parties agree that, in addition to any other relief afforded under the terms of this Agreement or by law, Sellers and Purchaser shall have the right to enforce this Agreement by injunctive or mandatory relief to be issued by against the other parties, it being understood that both damages and specific performance shall be proper modes of relief and are not to be considered as alternative remedies.

                                   ARTICLE 23
                                  GOVERNING LAW

         23.1 This Agreement shall be governed by, construed and enforced in accordance with the internal (and not the conflicts of laws) of the State of Minnesota, U.S.A. The United Nations Convention on the International Sale of Goods shall not apply to this Agreement.

                                   ARTICLE 24
                                      VENUE

         24.1 In the event that Purchaser shall bring any action for any relief, declaratory or otherwise, or seeks to enforce the terms of this Agreement by any judicial proceeding, Purchaser hereby irrevocably submits and consents to the jurisdiction of the courts sitting in Germany, over any action or proceeding arising out of or relating to this Agreement or any of the other transaction documents and further agrees that all claims in respect of such action or proceeding shall be heard and determined in any such court.

         24.2 In the event that Sellers or any Seller shall bring any action for any relief, declaratory or otherwise, or seeks to enforce the terms of this Agreement by any judicial proceeding, Sellers jointly and severally hereby irrevocably submit and consent to the jurisdiction of the courts sitting in the State of Minnesota, U.S.A., over any action or proceeding arising out of or relating to this Agreement or any other transaction documents and further agree that all claims in respect of such action or proceeding shall be heard and determined in any such court.

         24.3 Nothing in this Article 24 shall be construed to displace the governing law as set forth in Article 23 of this Agreement.

                                   ARTICLE 25
                              HEADINGS AND CAPTIONS

         25.1 The headings and captions in this Agreement are inserted for convenience of reference only and shall not constitute a part hereof.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective the day and year first above written.

                                        SELLERS:

                                        BERNHARD SCHNEIDT

                                        /s/ Bernhard Schneidt


                                        DR. RAINER SCHRADER

                                        /s/ Rainer Schrader


                                        PURCHASER:

                                        APPLIED BIOMETRICS, INC.

                                        By: /s/ Joseph A. Marino
                                            Joseph A. Marino
                                            Its:  President


                                        WITNESS:

                                        /s/ Eric Cockheyt
                                        Eric Cockheyt

                                    EXHIBIT A
                            DESCRIPTION OF THE ASSETS

1.       Tangible/Intangible

         a. Any and all literature, marketing materials, hand tools, customer lists, vendor lists, platinum struts, titanium balls and miscellaneous inventory and supplies related to the Vessel/Septal Occluder Devices.

         b. Any and all trade secrets relating to the Intellectual Property, Vessel/Septal Occluder Devices and Assets including, but not limited to, formulas, patterns, compilations, programs, devices, methods, techniques or processes, or bodies of information used by Sellers in connection with the Vessel/Septal Occluder Devices that derives independent economic value, actual or potential, from not being generally known to, and being readily ascertainable by proper means, by third parties who can obtain economic value from its disclosure or use.

         c. Any and all know how relating to the Intellectual Property, Vessel/Septal Occluder Devices and Assets including, but not limited to, any (i) design drawings, (ii) specifications, test materials, data and performance criteria, (iii) operating instructions and manuals, (iv) manufacturing information, including production documentation, (v) computer software and related documentation, including, without limitation, source and object code listings, (vi) prototypes, models or samples,
                 (vii) files relating to the registration of, and disclosures and applications to register, patents, copyrights, trademarks, and trade secrets relating to the Vessel/Septal Occluder Devices.

         d. Any and all United States or foreign copyrights, trademarks and any other intellectual property rights relating to any of the above.

2.       Intellectual Property

         a. German Utility Model 29500381.2 registered August 21, 1995 entitled Vorrichtung zum Verschlie en eines Ductus, insbesondere des Ductus arteriosus

         b. German Utility Model 9413645 registered October 27, 1994 entitled Vorrichtung zum Verschlie en eines Ductus, insbesondere des Ductus arteriosus

         c. European patent application 951133441.2 filed August 24, 1995 entitled Occlusion Device For Closing An Opening In A Vessel

         d. German Utility Model Application 29714242.9 filed August 8, 1997 entitled Verschlusseinrichtung zum Verschlie en einer korperlichen Anomalie wie Gefa offnung oder Offnung in einder Scheidewand

         e. United States Application Serial No. 08/585114 filed January 11, 1996 entitled Closure Device For Closing A Vascular Opening, Such As Patent Ductus Arteriosus

         f. Any divisionals, continuations, continuations-in-part, or reissues filed from a-e.

                                    EXHIBIT B
                             ENCUMBRANCES ON ASSETS




                                      NONE.

                                                                       EXHIBIT C

                              CONSULTING AGREEMENT

         This Consulting Agreement ("Agreement") dated as of October 23, 1997 is made and entered into by and between Applied Biometrics, Inc., a Minnesota corporation (the "Company") and Bernhard Schneidt (the "Consultant").

                                   BACKGROUND

         The Company and Consultant are parties to a certain Purchase Agreement (the "Purchase Agreement") dated October 23, 1997, whereby the Company acquired all right, title and interest in specified assets (the "Assets", as that term is defined in the Purchase Agreement). As a material inducement to the Company's agreement to enter into and consummate the Purchase Agreement, the parties have agreed to enter into this Agreement and hereby acknowledge the importance of the Company's ability to (i) utilize the knowledge, experience, skill and services of Consultant; and (ii) protect the Company's significant interest the Assets and in its worldwide business of developing, marketing, distributing and selling Vessel/Septal Occluder Devices and related products, instruments or devices.

                                    ARTICLE 1
                                  SCOPE OF WORK

         1.1 Consultant is engaged to provide the Company with such services as may be requested from time to time by the Company in connection with the research, engineering, manufacturing, marketing and development of Vessel/Septal Occluder Devices.

         1.2 Consultant will devote such time for consulting services to the Company as reasonably requested by the Company during the term of this Agreement.

         1.3 In order for Consultant to perform the services described in
Section 1.1 above, it may be necessary for Consultant to use Confidential Information relating to the Assets possessed prior to the date of this Agreement and for the Company to provide Consultant with Confidential Information (as defined below) regarding the Company's business. The Company will rely heavily upon Consultant's integrity and prudent judgment to use this information only in the best interests of the Company.

         1.4 In rendering services under this Agreement, Consultant shall conform to high professional standards of work and business ethics. Consultant shall not use time, materials, or equipment of the Company without the consent of the Company. In no event shall Consultant take any action or accept any assistance or engage in any activity that would result in any university, governmental body, research institute or other person, entity or organization acquiring any rights of any nature in the Inventions (as defined below) or to the results of work performed by or for the Company. Consultant shall take all reasonable steps to ensure that no funds are used in the performance of its services under this Agreement, other than those provided or authorized by the Company.

         1.5 Consultant shall not use the service of any person, entity or organization in the performance of Consultant's duties without the prior written consent of the President of the Company. Should the Company consent to the use by Consultant of the services of any other person, entity or organization, no information regarding the Inventions or the services to be performed under this Agreement shall be disclosed to that person, entity or organization until such person, entity or organization has executed an agreement satisfactory to the Company to protect the confidentiality of the Company's Confidential Information and the Company's absolute and complete ownership of all right, title and interest in the Inventions and the results of work performed under this Agreement.

         1.6 Consultant shall provide the Company with such written, periodic reports as the Company may reasonably require and, upon termination of this Agreement, a final report. These reports shall contain such information as may reasonably be requested by the Company.

                                    ARTICLE 2
                             INDEPENDENT CONTRACTOR

         2.1 Consultant is an independent contractor and not an employee, partner or co-venturer of, or in any other service relationship with, the Company, and the manner in which Consultant's services are rendered shall be within Consultant's sole control and discretion. Consultant is not authorized to speak for, represent, or obligate the Company in any manner without the prior express written authorization from an officer of the Company. Consultant shall be responsible for all payroll and other taxes arising from compensation and other amounts paid under this Agreement.

                                    ARTICLE 3
                                  COMPENSATION

         3.1 The Company agrees to compensate Consultant for services rendered to the Company under this Agreement at the rate of One Hundred Dollars ($100.00) U.S. per hour during the term of this Agreement.

         3.2 The Company will only compensate Consultant for actual hours worked following receipt of Consultant's written verification of those hours and only for those hours that were authorized and approved by the Company.

         3.3 Notwithstanding paragraphs 3.1 and 3.2 of this Agreement, the Company agrees to compensate Consultant a minimum of Twenty Thousand Dollars ($20,000) U.S. for, and only for, the first year of this Agreement; subject, however, to the condition that the Agreement remains in full force and effect and has not been terminated in accordance with Article 4 below.

                                    ARTICLE 4
                              TERM AND CANCELLATION

         4.1 This Agreement shall be effective as of the date last signed and shall continue in effect until October 23, 2000, unless earlier terminated as provided for herein.

         4.2 Either the Company or the Consultant may terminate this Agreement at any time on thirty (30) days prior written notice upon a material breach of the provisions of this Agreement if such breach has not been cured during such notice period. On termination of this Agreement under any part of this Article 4, Consultant shall deliver to the Company all Company property and information in the possession of the Consultant or any of his employees, representatives or agents relating to the services performed on the request of the Company.

         4.5 The provisions of Articles 5, 6, 7, 8 and 9 of this Agreement shall survive the termination of this Agreement and remain in full force and effect thereafter. Termination of this Agreement shall not relieve the Company of its obligations to pay to Consultant monies due and unpaid at the time of termination.

                                    ARTICLE 5
                            CONFIDENTIAL INFORMATION

         5.1 In performing services under this Agreement, Consultant may be required to use certain "Confidential Information" (as hereinafter defined) of the Company. Consultant agrees that it will not, and his employees, agents or representatives will not, use, directly or indirectly, such Confidential Information for the benefit of any person (including without limitation, Consultant's colleagues), entity or organization other than the Company, or disclose such Confidential Information without the written authorization of the President of the Company, either during or after the term of this Agreement, for as long as such information retains the characteristics of Confidential Information.

         5.2 "Confidential Information" means information not generally known, including trade secrets, about the Company's methods, processes, technology, intellectual property and products, including but not limited to information relating to such matters as research and development, (including without limitation, information related to the Assets and Inventions) analysis, manufacturing methods, patents, patent applications, Inventions, processes, techniques, composition of materials, applications for particular technologies, materials or designs, vendor names, customer lists, schematics, designs, drawings, management systems and sales and marketing plans. All information disclosed to Consultant or to which Consultant has access or which is generated by Consultant on behalf of the Company during the term of this Agreement which Consultant has a reasonable basis to believe is Confidential Information or which is treated by the Company as Confidential Information shall be presumed to be Confidential Information. Confidential Information includes all trade secrets and know how relating to the Assets known by Consultant prior to the date of this Agreement or trade secrets and know how that may in the future be developed, acquired or made available to the Company.

         5.3 Consultant agrees that all materials developed by the Consultant on behalf of the Company or as a result of this Agreement, or provided by or on behalf of the Company to Consultant, whether or not provided, conceived, or developed during Consultant's affiliation therewith, are and shall remain the exclusive property of the Company. Consultant shall not copy, summarize or remove from the Company's premises such Confidential Information or material in whole or in part at any time prior to or after termination except as permitted in writing by the Company. Promptly upon the expiration or termination of this Agreement, or upon the request of the Company, Consultant shall return to the Company all documents and tangible items, including samples, provided to Consultant or created by Consultant for use in connection with services to be rendered hereunder, including without limitation all Confidential Information, together with all copies and abstracts thereof.

         5.4 The burden of establishing that any information possessed by Consultant is not Confidential Information shall be that of Consultant. This burden shall be met only if Consultant is able to establish by clear and convincing evidence that the information, free of any obligations of confidentiality does not relate to the Assets or Vessel/Septal Occluder Devices and:

         A. Was known to Consultant (as evidenced by written records of Consultant in existence prior to a disclosure by the Company of the information involved) and its value appreciated prior to Consultant's employment by the Company; or

         B. Was generally known to the general public at large or the Company's competitors and its value appreciated prior to any use or disclosure of such information by Consultant.

                                    ARTICLE 6
                                 RIGHTS AND DATA

         6.1 All ideas, concepts, drawings, models, designs, formulas, methods, information, works of authorship, documents and tangible items prepared for or submitted to the Company by Consultant under this Agreement shall belong exclusively to the Company and shall be deemed to be works made for hire (the "Deliverable Items"). To the extent that any of the Deliverable Items may not, by operation of law, be works made for hire, Consultant hereby assigns to the Company the ownership of copyright or mask work in the Deliverable Items, and the Company shall have the right to obtain and hold in its own name any trademark, copyright, or mask work registration, and any other registrations and similar protection which may be available in the Deliverable Items. Consultant agrees to give the Company or its designees all assistance reasonably required to perfect such rights.

         6.2 To the extent that any preexisting materials are contained in the Deliverable Items, Consultant grants to the Company an irrevocable, nonexclusive, world-wide, royalty-free license to (a) use, execute, reproduce, display, perform, distribute (internally or externally) copies of, and prepare derivative works based upon, such preexisting materials and derivative works thereof; and (b) authorize others to do any, some or all of the foregoing.

         6.3 No license or right is granted to Consultant, either expressly or by implication, estoppel or otherwise, to use, execute, publish, reproduce, prepare derivative works based upon, distribute copies, publicly display, or perform the Deliverable Items either during or after the term of this Agreement.

                                    ARTICLE 7
                                   INVENTIONS

         7.1 Consultant agrees that all "Inventions" (as hereinafter defined) which Consultant (or any person, entity or organization hired by Consultant) may conceive or reduce to practice in the performance of services for the Company and all Inventions which Consultant (or any person, entity or organization hired by Consultant) may conceive or reduce to practice which are based in whole or in part upon Confidential Information possessed by Consultant or obtained from the Company or conceived as a result of the performance of this Agreement shall be the exclusive property of, and are hereby assigned without charge to, the Company unless released to Consultant in writing by the President of the Company. "Invention" shall mean any invention, discovery, work of authorship, modification, improvement, concept or idea, whether patentable or not (including those which may be subject to trademark, copyright or mask work registration) including but not limited to products, technologies, machines, devices, instruments, processes, methods, techniques, know-how and formulae.

         7.2 Consultant shall (a) promptly and fully disclose and describe all Inventions in writing to an officer of the Company or anyone else designated by the Company (such disclosure shall include, if requested, a detailed report of the procedure employed and the results achieved by Consultant); and (b) give the Company all assistance the Company requires to perfect, protect and use its rights to Inventions, including but not limited to signing all documents, doing all things and supplying all information that the Company may deem necessary or desirable to (i) transfer or record the transfer to the Company of the entire right, title and interest of Consultant and/or Consultant's employees in Inventions, and (ii) enable the Company to obtain patent, copyright, mask work or trademark protection for the Inventions anywhere in the world. The obligations of this paragraph shall continue beyond the expiration or termination of this Agreement with respect to Inventions which Consultant and/or Consultant's employees, agents or representatives conceive or make during the term of this Agreement.

                                    ARTICLE 8
                 NON-COMPETE--RESTRICTIONS ON CERTAIN ACTIVITIES

         8.1 Consultant agrees that during the term of this Agreement and for a period of three (3) years thereafter, he shall not, directly or indirectly:

         A. Render any consulting, research, analytical, marketing, developmental, or other services to any person, entity or organization with respect to any product, device, instrument, process, technique, or project which is substantially similar in function or purpose to those to which Consultant's services under this Agreement relate, including the manufacture, marketing and development of Vessel/Septal Occluder Devices or related technology, products, instruments and devices;

         B. Participate in the ownership, management, operation, control or financing of, or be connected as an investor, partner, officer, director, principal, agent, representative, consultant or otherwise be associated with, or permit his name to be used in connection with any business enterprise, wherever located, which is engaged in the development of any product, device, instrument, process, technique, or project which is substantially similar in function or purpose to those to which Consultant's services under this Agreement relate, including the development of Vessel/Septal Occluder Devices or related technology, products, instruments and devices; or

         C. Take any action which is designed, intended or might reasonably be anticipated to compete with the Company's business or interfere with the relationship of the Company and any of its customers or suppliers, whether previously existing or acquired in connection with the Purchase Agreement.

         8.2 If, in any judicial proceeding, a court shall refuse to enforce this covenant not to compete because it is more extensive in scope than necessary to effectuate the purposes of such proceeding, such limitations shall be deemed reduced to the extent necessary to permit enforcement of this covenant.

                                    ARTICLE 9
                           RIGHT TO INJUNCTIVE RELIEF

         Consultant acknowledges that a breach of any of the terms of Articles 5, 6, 7, or 8 of this Agreement will render irreparable harm to the Company, and that a remedy at law for breach of the Agreement is inadequate, and that the Company shall therefore be entitled to any and all equitable relief, including, but not limited to, injunctive relief, and to any other remedy that may be available under any applicable law or agreement between the parties, and to recover from the Consultant all costs of litigation including, but not limited to, attorneys' fees and court costs. Consultant acknowledges that the constraints herein are reasonably necessary to protect the legitimate interests of the Company, are reasonable in scope and duration and are not unduly restricted.

                                   ARTICLE 10
                                 REPRESENTATION

         Consultant represents and warrants that none of the Consultant's undertakings or activities under this Agreement will (i) involve the wrongful use or disclosure of any proprietary rights of any third party, or (ii) give rise to any claim by any third party of ownership or rights in the Inventions, New Inventions, or the results of Consultant's testing and evaluation under this Agreement.

                                   ARTICLE 11
                               GENERAL PROVISIONS

         11.1 Consultant and the Company's respective rights and obligations under this Agreement are unconditional and shall survive and continue after any expiration or termination of the Agreement, and shall bind the parties and their respective legal representatives, heirs, successors and assigns.

         11.2 In addition to other relief provided by law, Consultant agrees that the Company may enforce the covenants contained in the Agreement by an injunction issued against Consultant and any person concerned, it being understood that both damages and injunction shall be proper modes of relief and are not to be considered as alternative remedies.

         11.3 In the event any provision of this Agreement is held unenforceable by a court of competent jurisdiction, such provision shall be severed and shall not affect the validity or enforceability of the remaining provisions.

         11.4 This Agreement shall in all respects and in all instances be governed by, enforced and construed in accordance with the internal laws (and not the laws of conflicts) of the State of Minnesota, U.S.A. Any dispute arising out of or relating to this Agreement must be heard by a state or federal court sitting in Minneapolis, Minnesota, U.S.A. and Consultant hereby submits and consents to the personal jurisdiction of such courts.

         11.5 This Agreement constitutes the complete agreement and sets forth the entire understanding and Agreement of the parties as to the subject matter of this Agreement and supersedes all prior discussions and understandings in respect to the subject of this Agreement.

         11.6 No modification, termination or attempted waiver of this Agreement, or any provision thereof, shall be valid unless in writing signed by the party against whom the same is sought to be enforced.

         11.7 The waiver by the Company of a breach of any provision of this Agreement by Consultant shall not operate or be construed as a waiver of any other or subsequent breach by Consultant.

         11.8 This Agreement may not be assigned by either party without the prior written consent of the other party; provided, however, that the Agreement shall be assignable by the Company without Consultant's consent in the event the Company (i) is acquired by or merged into another corporation or (ii) sells its assets related to its Vessel/Septal Occluder Device business. The benefits and obligations of this Agreement shall be binding upon and inure to the parties hereto, their successors and assigns.

         11.9 Consultant warrants that Consultant has not previously assumed any obligations inconsistent with those undertaken by Consultant under this Agreement.

         11.10 The rights of the Company under this Agreement are in addition to any rights of the Company with respect to the protection of trade secrets and confidential information arising out of the common or statutory law of the State of Minnesota, or the law of any state or country where Consultant may from time to time be employed or found.

         11.11 Any notice required or permitted to be given under this Agreement shall be sufficient if in writing and if sent by facsimile or by certified/registered mail with return receipt requested to the addresses set forth below. Notices shall be deemed given only upon receipt (proof of receipt shall include the return receipt and the facsimile transmission confirmation):

         If to the Company:

         Applied Biometrics, Inc.
         501 E. Highway 13
         Burnsville, MN 55337
         Telephone: 612-890-1123
         Fax No.: 612-890-1104

         With a copy to:

         Lindquist & Vennum P.L.L.P.
         4200 IDS Center
         80 South Eighth Street
         Minneapolis, MN 55402
         Attn: Patrick Delaney
         Telephone: 612-371-3211
         Fax No.: 612-371-3207

         If to Consultant:

         Bernhard Schneidt
         Alter Graben 7
         D-63571 Gelnhausen
         Germany
         Telephone: 00 49 60 51 / 152 84
         Fax No.: 00 49 60 51 / 149 79

         If the foregoing accurately sets forth our understanding, please so indicate by signing in the space provided below and returning one fully signed copy of this letter to the Company.

                                    APPLIED BIOMETRICS, INC.


                                    By: /s/ Joseph A. Marino
                                        Joseph A. Marino
                                        Its: President


                                    CONSULTANT

                                    /s/ Bernhard Schneidt
                                    Bernhard Schneidt